Exhibit 99.1

Panolam Industries International, Inc. 20 Progress Drive Shelton, Connecticut 06484 203 925 1556

U.S. Bankruptcy Court Approves

Panolam’s Prepackaged Plan of Reorganization

SHELTON, CT, December 10, 2009 – Panolam Industries International, Inc. (the “Company”) today announced that Judge Mary F. Walrath of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) has confirmed the Company’s Chapter 11 prepackaged plan of reorganization (the “Prepackaged Plan”).  The Bankruptcy Court’s approval of the Prepackaged Plan paves the way for the Company to emerge from bankruptcy by the end of December 2009, as soon as all the closing conditions to the Prepackaged Plan have been met.

Under the Prepackaged Plan, the Company will be able to reduce the amount of debt on its balance sheet by approximately $151 million (or approximately 44%), which will eliminate approximately $16 million in annual cash interest payments on its senior subordinated notes and put the Company in a stronger financial position for the future.

“The Bankruptcy Court’s confirmation of our Prepackaged Plan is a major milestone for Panolam and we are very pleased with this outcome,” said Mr. Robert J. Muller, Jr., Chairman and Chief Executive Officer of the Company.  “We appreciate the continuing loyalty of our business partners, suppliers, customers, and employees throughout this process.  We thank all of our stakeholders who played a critical role in Panolam’s successful restructuring from which we will emerge with a stronger balance sheet and be better positioned to pursue future growth opportunities.”

This press release is also available within the “News About Panolam” section of the Company’s website at www.panolam.com.

Panolam Industries International, Inc. is a market leader and innovator in the decorative laminate industry. The Company’s products, which are marketed under the widely recognized Panolam®, Pionite®, Nevamar®, and Pluswood® brand names, are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures, case goods, and other applications.  The Company also markets other decorative laminates including FRL, a fiber reinforced laminate product.  In addition to decorative laminates, the Company manufactures and distributes industrial laminate products, including Conolite and Panolam FRP, a fiber reinforced product.  The Company also produces and markets a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates, or HPL, and thermally-fused melamine, or TFM, industries, and a variety of other industrial laminate products such as aircraft cargo liners and bowling lanes.

This press release and other written reports and oral statements made by the Company may include forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may”, “might”, “expects”, “plans”, “would”, “estimates”, “intends”, “forecasts”, “projects” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These statements are likely to address, but may not be limited to, and are subject to factors such as the consummation of the Prepackaged Plan; the Company’s strategies relating to growth and cost containment, including facility closures; and ongoing conditions in the door manufacturing and housing industries. Readers must carefully consider any such statements and should understand that many factors could cause actual results and developments to differ materially from the Company’s forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of construction and renovation activity; competition; financing risks; ability to manage expanding operations; commitments; new services; retention of key management personnel; environmental and other government regulation; issues arising in connection with the consummation of the Prepackaged Plan; and other factors disclosed by the Company in its filings from time to time with the United States Securities and Exchange Commission.  No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, the Company cautions you not to place undue reliance on its forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise.